EXHIBIT 10.1

SYNOVUS FINANCIAL CORP.

2013 OMNIBUS PLAN

2014 SALARY STOCK AWARD AGREEMENT

This 2014 Salary Stock Award Agreement (the “Agreement”) is made and entered into as of                         , 20             by and between Synovus Financial Corp., a Georgia corporation (the “Company”), and the person named on Exhibit A (the “Grantee”) pursuant to the Company’s 2013 Omnibus Plan (the “Plan”). Capitalized terms not defined in this Agreement have the meanings ascribed to them in the Plan.

1. Grant of Stock Units. Pursuant and subject to the Plan and this Agreement, the Company agrees to grant as of each remaining bi-weekly payroll date in 2013 for services performed for the Company by the Grantee in 2013, a number of Restricted Stock Units (the “Stock Units”). The Stock Units will be calculated by dividing the bi-weekly salary stock cash value (the “Salary Stock Cash Value”) set forth on Exhibit A less applicable payroll taxes (e.g., FICA, Medicare and FUTA taxes) and dividing the net amount by the closing price of Synovus Financial Corp. common stock as of the applicable payroll date. The Stock Units will be immediately 100% vested upon the Grant Dates. Grantee’s of and rights with respect to the Stock Units are limited by the terms and conditions of the Plan and this Agreement, including restrictions on Grantee’s right to transfer the Stock Units.

2. Transfer Restriction. The Stock Units may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided in the Plan or this Agreement.

3. Date of Payment. The Stock Units will be paid on January 15, 2015; provided Grantee has satisfied all applicable tax withholding obligations as provided in Section 5.1 below and the conditions of Sections 5.2 and 5.3 below have been satisfied. Upon the payment date, settlement shall be made in cash based upon the average of the closing price of a Share on the New York Stock Exchange for the last 20 market trading days immediately preceding January 15, 2015.

4. Termination of Employment; Termination of Right to Stock Units. In the event of Grantee’s death prior to the lapse of transfer restrictions of Section 3 above, the cash value of the vested Stock Units shall be paid as of the date one month following the date of death. Upon Grantee’s termination of employment for any other reason, the Stock Units that have not yet been paid as of the date of such termination shall remain subject to the provisions of Section 3 above. Grantee’s rights in respect of future grants of Stock Units shall immediately terminate upon termination of employment, except that Grantee shall be entitled to receive a final grant of Stock Units determined in accordance with Section 1 for any portion of Grantee’s Salary Stock Cash Value that had accrued through the date of termination of employment but had not yet been paid. In addition, Grantee’s right to future Stock Units under this Agreement will terminate on December 31, 2014.

5. Conditions to Lapse of Transfer Restrictions.

5.1 Tax Withholding. Prior to the lapse of transfer restriction on the Stock Units, Grantee must pay, or otherwise provide to the satisfaction of the Company, any applicable federal or state withholding obligations of the Company. Unless the Committee permits otherwise, Grantee shall provide for payment of withholding taxes (e.g., income taxes) upon the applicable payment date by hereby allowing and directing the Company to retain cash based on the Fair Market Value (determined as of the applicable payment date) equal to the statutory minimum amount of taxes required to be withheld. In such case, the Company shall pay the net cash amount to Grantee after such deduction.

5.2 Compliance with Laws. The transfer restrictions set forth in Section 2 above shall not lapse unless such lapse and the issuance or release of the related Stock Units is in compliance, to the reasonable satisfaction of the Committee, with all applicable federal and state laws, as they are in effect on the date of the lapse of restrictions.

5.3 Other Conditions. The Committee may require that Grantee comply with such other procedures relating to the lapse of transfer restrictions on the Stock Units and the release of shares of Common Stock to Grantee as the Committee may determine, including the manner in which Grantee shall satisfy tax withholding obligations with respect to the Stock Units.

6. Privileges of Stock Ownership. Grantee shall not have the rights of a stockholder with respect to voting or dividends until the settlement of the Stock Units.

7. Right of Offset. The Company shall have the right to offset against the obligation to settle the Stock Units, any outstanding amounts then owed by Grantee to the Company, but only to the extent such offset does not violate Section 409A of the Code.

8. Change in Control. Subject to the terms of the Plan, upon the occurrence of a Change in Control, the Stock Units shall be paid as soon as practicable thereafter to the extent permitted under applicable law, rules, regulation and guidance.

9. Administration, Interpretation and Construction. The terms and conditions set forth in this Agreement will be administered, interpreted and construed by the Compensation Committee, whose decisions will be final, conclusive and binding on the Company, on Grantee and on anyone claiming under or through the Company or Grantee. By accepting the transfer of Stock Units, Grantee irrevocably consents and agrees to the terms and conditions set forth in this Agreement and to all actions, decisions and determinations to be taken or made by the Compensation Committee in good faith pursuant to the terms and conditions set forth in this Agreement.

10. Rights Not Assignable or Transferable. No rights under this Agreement will be assignable or transferable other than by will or the laws of descent and distribution, either voluntarily, or, to the full extent permitted by law, involuntarily, by way of encumbrance, pledge, attachment, levy or charge of any nature except as otherwise provided in this Agreement. Grantee’s rights under this Agreement will be exercisable during Grantee’s lifetime only by Grantee or by Grantee’s guardian or legal representative.

11. Terms and Conditions Binding. The terms and conditions set forth in the Plan and in this Agreement will be binding upon and inure to the benefit of the Company, it successors and assigns, including any assignee of the Company and any successor to the Company by merger, consolidation or otherwise, and Grantee, Grantee’s heirs, devisees and legal representatives. In addition, the terms and conditions set forth in the Plan and in this Agreement will be binding upon and inure to the benefit of Company’s agent and its successors and assigns.

12. No Employment Rights. No provision of this Agreement or the Plan will be deemed to confer upon Grantee any right to continue in the employ of the Company or a Subsidiary or will in any way affect the right of the Company or a Subsidiary to dismiss or otherwise terminate Grantee’s employment at any time for any reason with or without cause, or will be construed to impose upon the Company or a Subsidiary any liability which may result under this Agreement if Grantee’s employment is so terminated.

13. No Liability for Good Faith Business Acts or Omissions. Grantee recognizes and agrees that the Compensation Committee, the Board, or the officers, agents or employees of the Company and its Subsidiaries, in their oversight or conduct of the business and affairs of the Company and its Subsidiaries, may in good faith cause the Company or a Subsidiary to act, or to omit to act, in a manner that may, directly or indirectly, negatively affect the Stock Units. No provision of this Agreement will be interpreted or construed to impose any liability upon the Company, a Subsidiary, the Compensation Committee, Board, or any officer, agent or employee of the Company or a Subsidiary, that may result, directly or indirectly, from any such action or omission.

14. Recapitalization. In the event that Grantee receives, with respect to Stock Units, any securities or other property (other than cash dividends) as a result of any stock dividend or split, spin-off, recapitalization, merger, consolidation, combination or exchange of shares or a similar corporate change, any such securities or the property received by Grantee will likewise be held by Company’s agent and be subject to the terms and conditions set forth in this Agreement.

15. Legal Representative. In the event of Grantee’s death or a judicial determination of Grantee’s incompetence, reference in this Agreement to Grantee shall be deemed, where appropriate, to Grantee’s heirs or devises.

16. Titles. The titles to sections or paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the title of any section or paragraph.

17. Plan Governs. The Stock Units are being granted to Grantee pursuant to and subject to the Plan, a copy of which is available upon request to the Corporate Secretary of the Company. The provisions of the Plan are incorporated herein by this reference, and all capitalized terms in this Agreement shall have the same meanings given to such terms in the Plan. The terms and conditions set forth in this Agreement will be administered, interpreted and construed in accordance with the Plan, and any such term or condition which cannot be so administered, interpreted or construed will to that extent be disregarded.

18. Complete Agreement. This instrument contains the entire agreement of the parties relating to the subject matter of this Agreement and supersedes and replaces all prior agreements and understandings with respect to such subject matter. The parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein or incorporated by reference.

19. Amendment; Modification; Waiver. No provision set forth in this Agreement may be amended, modified or waived unless such amendment, modification or waiver shall be authorized by the Compensation Committee and shall be agreed to in writing, signed by Grantee and by an officer of the Company duly authorized to do so. No waiver by either party hereto of any breach by the other party of any condition or provisions set forth in this Agreement to be performed by such other party will be deemed a waiver of a subsequent breach of such condition or provision, or will be deemed a waiver of a similar or dissimilar provision or condition at the same time or at any prior to subsequent time.

20. Governing Law. The validity, interpretation, performance and enforcement of the terms and conditions set forth in this Agreement will be governed by the laws of the State of Georgia, the state in which the Company is incorporated, without giving effect to the principles of conflicts of law of that state.

The Company has issued the Stock Units in accordance with the foregoing terms and conditions and in accordance with the provisions of the Plan. By signing below, Grantee hereby agrees to the foregoing terms and conditions of the Stock Units.

IN WITNESS WHEREOF, Grantee has set Grantee’s hand and seal, effective as of the date and year set forth above.

                                                                                      (L.S.)

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